Exhibit 99.1

News

October 31, 2007	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

TULSA, Okla. – Oct. 31, 2007 – ONEOK, Inc. (NYSE: OKE) announced today third-quarter 2007 net income of $13.9 million, or 13 cents per diluted share, compared with $24.4 million, or 21 cents per diluted share, in the same period last year.

Net income for the nine-month period ending Sept. 30, 2007, was $202 million, or $1.83 per diluted share, compared with $231.7 million, or $2.02 per diluted share, in the same period last year. The year-to-date 2006 results include ONEOK’s share of ONEOK Partners’ gain on the sale of a 20 percent interest in Northern Border Pipeline Company, which had an after-tax impact of $32.3 million, or 28 cents per share.

The company also increased its previous 2007 earnings guidance to a range of $2.62 to $2.72 per diluted share, reflecting anticipated stronger performance in the ONEOK Partners and distribution segments. Additional information is available in Exhibit A. ONEOK’s previous 2007 earnings guidance was estimated to be in the range of $2.50 to $2.70 per diluted share.

“Our ONEOK Partners segment continues to perform well, benefiting ONEOK in the third quarter and in the nine-month period,” said John W. Gibson, ONEOK chief executive officer. “Our distribution segment continues to see the positive effects from new rates in Kansas and Texas, however, our energy services segment earnings were lower, reflecting reduced natural gas price volatility,” he added.

Operating income for the third quarter 2007 was $102.8 million, compared with $119.6 million for the third quarter 2006. The decrease is primarily due to the energy services segment’s lower transportation and storage margins, partially offset by increased financial trading margins.

Excluding the one-time gain on the sale of assets, year-to-date 2007 operating income increased to $564.9 million, compared with $543.1 million for the same period last year. The increase was primarily due to the implementation of new rate schedules in Kansas and Texas in the distribution segment, partially offset by ONEOK’s energy services segment, which experienced lower transportation margins.

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

Results for 2006 are reported as if the April 2006 transaction in which ONEOK Partners purchased assets from ONEOK had occurred on Jan. 1, 2006.

THIRD-QUARTER 2007 SUMMARY INCLUDES:

•	Operating income of $102.8 million, compared with $119.6 million in the third quarter last year;

•	ONEOK Partners segment operating income of $105.1 million, compared with $107.7 million in the third quarter 2006;

•	Distribution segment operating loss of $1.6 million, compared with a loss of $9.2 million in the third quarter 2006;

•	Energy services segment operating loss of $0.7 million, compared with operating income of $21.5 million in the third quarter 2006;

•

Operating costs of $181.1 million, compared with $174.8 million in the third quarter 2006, up primarily as a result of higher bad debt expense in the distribution segment and higher employee-related costs in the ONEOK Partners segment due to growth from acquisition activities;

•

Distributions declared from the company’s general partner interest in ONEOK Partners of $14.9 million for the third quarter 2007; distributions declared from the company’s limited partner interest in ONEOK Partners of $37.4 million for the third quarter 2007;

•	ONEOK, on a stand-alone basis, having no short-term debt at Sept. 30, 2007, $39.3 million of cash and cash equivalents and $744.3 million of gas in storage;

•	ONEOK stand-alone total debt of 52 percent of capitalization;

•	ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $382.0 million, which exceeded capital expenditures and dividends of $231.1 million by $150.9 million;

•	Declaring a quarterly dividend of 36 cents, payable on Nov. 14, 2007;

•

ONEOK Partners’ completing a $300 million acquisition of an interstate natural gas liquids and refined petroleum products pipeline system and related assets from a subsidiary of Kinder Morgan Energy Partners, L.P. in October 2007;

•

Receiving regulatory approval of the distribution segment’s pipeline integrity management program in Oklahoma, allowing for recovery of $7.2 million in deferred costs; filing in Oklahoma for a capital investment mechanism that would allow for recovery of capital costs incurred to maintain and grow the distribution system;

•	Completing the repurchase of 7.5 million shares of outstanding common stock under an accelerated share repurchase program; and

•	Electing David Kyle non-executive chairman of the board, effective Jan. 1, 2008, when he retires as a full-time employee.

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

THIRD-QUARTER AND YEAR-TO-DATE 2007 BUSINESS-UNIT RESULTS

ONEOK Partners

Operating income for the third quarter 2007 was $105.1 million, compared with $107.7 million in the same period 2006.

Third-quarter 2007 results reflect increased margins in both of the partnership’s natural gas liquids segments from new supply connections in the Mid-Continent, which increased volumes gathered, transported, fractionated and sold. These results were offset by lower natural gas volumes processed as a result of contract terminations in late 2006 in the partnership’s natural gas gathering and processing segment.

Third-quarter 2007 operating costs were $80.1 million, compared with $76.3 million in the third quarter 2006, primarily due to increased employee-related costs and the acquisition of the Mont Belvieu storage business in the fourth quarter of 2006.

For the nine months, operating income was $317.1 million, compared with $420.6 million in the same period a year earlier. The 2006 year-to-date results included the $113.9 million one-time gain on the sale of a 20 percent interest in Northern Border Pipeline.

Nine-month 2007 results reflect increased margins in the natural gas liquids businesses as a result of higher volumes from new supply connections and higher product price spreads. These increases were partially offset in the natural gas gathering and processing business by lower natural gas volumes processed due primarily to contract terminations in late 2006.

Nine-month 2007 operating costs were $237.4 million, compared with $227.1 million in the same period a year earlier, primarily due to higher employee-related costs and the acquisition of the Mont Belvieu storage business in the fourth quarter of 2006. Depreciation and amortization decreased $10.0 million, compared with the same period last year, primarily due to a goodwill and asset impairment charge of $11.8 million related to Black Mesa Pipeline, Inc. recorded in the second quarter of 2006.

Equity earnings from investments for the nine months 2007 were $65.0 million, compared with $72.8 million in the same period a year earlier. The decrease is primarily due to the sale of a 20 percent interest in Northern Border Pipeline in the second quarter 2006.

Distribution

Third-quarter results in the distribution segment improved, with an operating loss of $1.6 million in 2007, compared with an operating loss of $9.2 million in the third quarter 2006.

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

The third-quarter 2007 earnings increase is the result of implementation of new rate schedules, which included $8.1 million in Kansas and $0.5 million in Texas. Operating costs were $91.6 million, compared with $88.8 million in the third quarter 2006, primarily as a result of higher bad debt expense in Oklahoma.

Operating income for the nine-month period in 2007 was $113.5 million, compared with $68.5 million in the same period last year. The increase is the result of new rate schedules, which included $36.7 million in Kansas and $3.9 million in Texas, and an increase of $10.3 million from higher customer sales volumes primarily as a result of a return to more normal weather patterns in the distribution segment’s entire service territory.

Operating costs were $278.9 million for the 2007 nine-month period, compared with $270.9 million in the same period of 2006, due primarily to $4.9 million of higher bad debt expense in Oklahoma and $3.0 million of higher property taxes.

Residential and commercial volumes increased for the 2007 nine-month period, primarily due to more normal weather patterns when compared with the unseasonably warm winter weather in 2006. Wholesale volumes declined for the 2007 nine-month period as a result of reduced volumes available for sale.

Energy Services

The energy services segment reported a third-quarter operating loss of $0.7 million, compared with operating income of $21.5 million in the same period in 2006. In the third quarter 2007, the segment experienced cooler weather, which resulted in lower natural gas power-generation demand and lower natural gas price volatility in the natural gas markets.

The earnings decline in the quarter was due primarily to a decrease of $16.7 million in transportation margins, which includes a $7.4 million impact from the Cheyenne Plains pipeline outage; and a decrease of $15.7 million in storage margins and increased storage fees, which were partially offset by higher demand fees collected. These decreases were partially offset by an increase of $12.2 million in financial trading margins.

In mid-September 2007, Cheyenne Plains Gas Pipeline Company notified the company that a portion of the volume contracted under the company’s firm transportation agreement was curtailed due to a force majeure event. This resulted in a loss of margin, which reduced the September physical transportation margins by $1.9 million and reduced the unrealized fair value of related transportation hedges for October and a portion of November by $5.5 million. Cheyenne Plains expects the pipeline to resume full operations in November 2007.

Nine-month operating income was $129.6 million, compared with $168.3 million for the same period last year. The decrease is primarily due to reduced transportation margins of $32.3 million resulting from reduced natural gas price volatility, a decrease in realized physical

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

margins in the Mid-Continent region and the third-quarter 2007 Cheyenne Plains outage. Storage margins also declined $3.5 million related to increases in storage fees on renewals and new capacity contracts, partially offset by higher realized spreads in the first quarter of 2007 and higher demand fees collected. Nine-month operating costs were $27.7 million, relatively unchanged from the same period a year earlier.

At Oct. 30, 2007, total natural gas in storage was approximately 92.3 Bcf. Total natural gas storage capacity under lease was 96 Bcf in the third quarter 2007, compared with 86 Bcf in the same period 2006. Storage costs were higher in both the three- and nine-month periods 2007, compared with the prior year, primarily because of increased fees and more capacity under lease.

The net margin for the energy services segment was derived from the following sources:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Thousands of dollars)
Marketing and storage, gross	$38,328	$72,303	$274,607	$303,008
Less: Storage and transportation costs	(43,390)	(43,088)	(141,409)	(136,629)

Marketing and storage, net	(5,062)	29,215	133,198	166,379
Retail marketing	3,204	3,442	9,377	13,201
Financial trading	10,313	(1,932)	16,342	18,626

Net margin	$8,455	$30,725	$158,917	$198,206

EARNINGS CONFERENCE CALL AND WEBCAST

ONEOK and ONEOK Partners management will conduct a joint conference call on Thursday, Nov. 1, 2007, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-814-1933, pass code 1109728, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site, www.oneok.com, and ONEOK Partners’ Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1109728.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this Quarterly Report on Form 10-Q identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•	the effects of weather and other natural phenomena on our operations, including energy sales and prices and demand for pipeline capacity;

•	competition from other U.S. and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in commodity prices for natural gas, NGLs, electricity and crude oil;

•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, and authorized rates or recovery of gas and gas transportation costs;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming or changes in governmental policies and regulations due to climate change initiatives;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected regulatory clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	risks associated with adequate supply to our gas gathering and processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact of the outcome of pending and future litigation;

•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;

•	the impact of unsold pipeline capacity being greater or less than expected;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

-	future demand for and prices of natural gas;

-	competitive conditions in the overall natural gas and electricity markets;

-	availability of supplies of Canadian and U.S. natural gas;

-	availability of additional storage capacity;

-	weather conditions; and

-	competitive developments by Canadian and U.S. natural gas transmission peers;

•	performance of contractual obligations by our customers and shippers;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	timely receipt of approval by applicable governmental entities for construction and operation of our pipeline projects and required regulatory clearances;

•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, our ability to promptly obtain all necessary materials and supplies required for construction and our ability to construct pipelines without labor or contractor problems;

•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing and transportation facilities;

•	our ability to control construction costs and completion schedules of our pipeline projects and other projects;

•	the composition and quality of the natural gas we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting NGLs;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	the impact of potential impairment charges;

•	our ability to control operating costs;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	acts of nature, sabotage, terrorism or other similar acts causing damage to our facilities or our suppliers’ or shippers’ facilities; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail under Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Report on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKE-FE

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2007	2006	2007	2006
Revenues	(Thousands of dollars, except per share amounts)

Operating revenues, excluding energy trading revenues	$2,806,829	$2,653,270	$9,489,694	$8,843,627
Energy trading revenues, net	3,168	(8,435)	2,752	3,047

Total Revenues	2,809,997	2,644,835	9,492,446	8,846,674

Cost of sales and fuel	2,469,837	2,295,065	8,219,737	7,595,693

Net Margin	340,160	349,770	1,272,709	1,250,981

Operating Expenses
Operations and maintenance	160,352	155,284	477,011	471,239
Depreciation and amortization	56,364	55,469	168,458	178,889
General taxes	20,733	19,482	62,317	57,765

Total Operating Expenses	237,449	230,235	707,786	707,893

Gain (Loss) on Sale of Assets	59	36	1,893	116,428

Operating Income	102,770	119,571	566,816	659,516

Equity earnings from investments	22,162	22,788	64,975	72,750
Other income	5,447	8,381	24,130	20,682
Other expense	654	860	2,213	12,078
Interest expense	62,675	61,460	187,503	176,648

Income before Minority Interests and Income Taxes	67,050	88,420	466,205	564,222

Minority interests in income of consolidated subsidiaries	44,998	48,281	135,013	184,620
Income taxes	8,138	15,726	129,195	147,505

Income from Continuing Operations	13,914	24,413	201,997	232,097
Discontinued operations, net of taxes
Loss from operations of discontinued components, net of tax	—	(13)	—	(410)

Net Income	$13,914	$24,400	$201,997	$231,687

Earnings Per Share of Common Stock
Net earnings per share, basic	$0.13	$0.22	$1.86	$2.06
Net earnings per share, diluted	$0.13	$0.21	$1.83	$2.02

Average Shares of Common Stock (Thousands)
Basic	103,882	113,200	108,543	112,589
Diluted	105,931	114,920	110,548	114,901

Dividends Declared Per Share of Common Stock	$0.36	$0.32	$1.04	$0.90

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2007	December 31, 2006
Assets	(Thousands of dollars)

Current Assets
Cash and cash equivalents	$833,745	$68,268
Short-term investments	—	31,125
Trade accounts and notes receivable, net	923,445	1,348,490
Gas and natural gas liquids in storage	971,788	925,194
Commodity exchanges and imbalances	47,178	53,433
Energy marketing and risk management assets	295,549	401,670
Other current assets	206,551	296,781

Total Current Assets	3,278,256	3,124,961

Property, Plant and Equipment
Property, plant and equipment	7,246,360	6,724,759
Accumulated depreciation and amortization	1,998,367	1,879,838

Net Property, Plant and Equipment	5,247,993	4,844,921

Deferred Charges and Other Assets
Goodwill and intangible assets	1,045,690	1,051,440
Energy marketing and risk management assets	75,284	91,133
Investments in unconsolidated affiliates	741,310	748,879
Other assets	533,851	529,748

Total Deferred Charges and Other Assets	2,396,135	2,421,200

Total Assets	$10,922,384	$10,391,082

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2007	December 31, 2006
Liabilities and Shareholders’ Equity	(Thousands of dollars)

Current Liabilities
Current maturities of long-term debt	$420,475	$18,159
Notes payable	365,000	6,000
Accounts payable	979,700	1,076,954
Commodity exchanges and imbalances	195,074	176,451
Energy marketing and risk management liabilities	249,572	306,658
Other	295,526	366,316

Total Current Liabilities	2,505,347	1,950,538

Long-term Debt, excluding current maturities	4,210,541	4,030,855

Deferred Credits and Other Liabilities
Deferred income taxes	789,491	707,444
Energy marketing and risk management liabilities	169,585	137,312
Other deferred credits	577,108	548,330

Total Deferred Credits and Other Liabilities	1,536,184	1,393,086

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	794,804	800,645

Shareholders’ Equity
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 121,080,200 shares and outstanding 103,735,511 shares at September 30, 2007; issued 120,333,908 shares and outstanding 110,678,499 shares at December 31, 2006	1,210	1,203
Paid in capital	1,275,226	1,258,717
Accumulated other comprehensive income (loss)	(27,724)	39,532
Retained earnings	1,345,914	1,256,759
Treasury stock, at cost: 17,344,689 shares at September 30, 2007 and 9,655,409 shares at December 31, 2006	(719,118)	(340,253)

Total Shareholders’ Equity	1,875,508	2,215,958

Total Liabilities and Shareholders’ Equity	$10,922,384	$10,391,082

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(Unaudited)	2007	2006
	(Thousands of dollars)
Operating Activities
Net income	$201,997	$231,687
Depreciation and amortization	168,458	178,889
Allowance for funds used during construction	(15,294)	—
Gain on sale of assets	(1,893)	(116,428)
Minority interests in income of consolidated subsidiaries	135,013	184,620
Distributions received from unconsolidated affiliates	77,144	93,209
Income from equity investments	(64,975)	(72,750)
Deferred income taxes	61,919	18,056
Stock-based compensation expense	20,479	13,052
Allowance for doubtful accounts	12,574	8,220
Changes in assets and liabilities (net of acquisition and disposition effects):
Accounts and notes receivable	412,471	1,295,726
Inventories	(49,108)	(121,031)
Unrecovered purchased gas costs	11,227	(75,227)
Commodity exchanges and imbalances, net	19,311	(5,106)
Deposits	77,967	(10,964)
Regulatory assets	3,931	12,922
Accounts payable and accrued liabilities	(52,394)	(779,425)
Energy marketing and risk management assets and liabilities	(3,673)	(194,761)
Other assets and liabilities	(73,698)	179,852

Cash Provided by Operating Activities	941,456	840,541

Investing Activities
Changes in investments in unconsolidated affiliates	(5,546)	(6,458)
Acquisitions	—	(128,485)
Capital expenditures	(518,895)	(243,968)
Changes in short-term investments	31,125	(162,294)
Proceeds from sale of assets	3,999	298,838
Increase in cash and cash equivalents attributable to previously unconsolidated subsidiaries	—	1,334
Decrease in cash and cash equivalents attributable to previously consolidated subsidiaries	—	(22,039)
Other investing activities	—	(3,685)

Cash Used in Investing Activities	(489,317)	(266,757)

Financing Activities
Borrowing (repayment) of notes payable, net	—	(641,500)
Short-term financing payments	(746,000)	(2,632,000)
Short-term financing borrowings	1,105,000	1,530,000
Issuance of debt, net of issuance costs	598,146	1,397,328
Long-term debt financing costs	—	(12,027)
Payment of debt	(10,403)	(41,214)
Equity unit conversion	—	402,448
Repurchase of common stock	(390,193)	(281,420)
Issuance of common stock	11,342	8,659
Dividends paid	(112,842)	(100,181)
Distributions to minority interests	(136,462)	(120,803)
Other financing activities	(5,250)	(48,898)

Cash Provided by (Used in) Financing Activities	313,338	(539,608)

Change in Cash and Cash Equivalents	765,477	34,176
Cash and Cash Equivalents at Beginning of Period	68,268	7,915
Effect of Accounting Change on Cash and Cash Equivalents	—	43,090

Cash and Cash Equivalents at End of Period	$833,745	$85,181

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK, Inc. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2007	2006	2007	2006
	(Millions of dollars, except per unit amounts)
ONEOK Partners
Net margin	$213.9	$211.5	$636.8	$626.6
Operating costs	$80.1	$76.3	$237.4	$227.1
Depreciation and amortization	$28.8	$27.5	$84.3	$94.3
Operating income	$105.1	$107.7	$317.1	$420.6
Natural gas gathered (BBtu/d)	1,170	1,202	1,168	1,165
Natural gas processed (BBtu/d)	617	1,017	615	980
Natural gas transported (MMcf/d)	3,378	3,512	3,524	3,664
Natural gas sales (BBtu/d)	296	353	282	318
Natural gas liquids gathered (MBbl/d)	232	208	222	205
Natural gas liquids sales (MBbl/d)	223	201	221	202
Natural gas liquids fractionated (MBbl/d)	370	326	346	315
Natural gas liquids transported (MBbl/d)	225	199	219	200
Capital expenditures	$198.2	$61.2	$400.6	$114.8
Conway-to-Mont Belvieu OPIS average spread Ethane/ Propane mixture ($/gallon)	$0.05	$0.06	$0.05	$0.04
Natural Gas Gathering and Processing:
Realized composite NGL sales prices ($/gallon)	$1.09	$1.02	$0.97	$0.95
Realized condensate sales price ($/Bbl)	$69.05	$51.79	$61.25	$56.75
Realized natural gas sales price ($/MMBtu)	$5.41	$5.68	$6.20	$6.48
Realized gross processing spread ($/MMBtu)	$5.54	$6.34	$4.56	$5.27

Distribution
Net margin	$117.0	$106.9	$474.6	$422.0
Operating costs	$91.6	$88.8	$278.9	$270.9
Depreciation and amortization	$26.9	$27.3	$82.1	$82.6
Operating income (loss)	$(1.6)	$(9.2)	$113.5	$68.5
Customers per employee	721	706	733	709
Capital expenditures	$39.8	$37.2	$107.9	$114.8
Natural gas volumes (Bcf)
Gas Sales	16.8	19.5	120.1	122.4
Transportation	48.0	46.5	148.7	150.0
Natural gas margins
Gas Sales	$92.0	$83.0	$390.0	$341.9
Transportation	$17.1	$17.1	$58.8	$55.5

Energy Services
Net margin	$8.5	$30.7	$158.9	$198.2
Operating costs	$8.6	$8.7	$27.7	$28.3
Depreciation and amortization	$0.5	$0.5	$1.6	$1.6
Operating income (loss)	$(0.7)	$21.5	$129.6	$168.3
Natural gas marketed (Bcf)	291	275	886	839
Natural gas gross margin ($/Mcf)	$0.03	$0.11	$0.16	$0.21
Physically settled volumes (Bcf)	605	564	1,794	1,702

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK, Inc. and Subsidiaries

Consolidating Income Statement

	Three Months Ended September 30, 2007
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$105	$—	$105
Distribution	(1)	—	—	(1)
Energy Services	(1)	—	—	(1)
Other	—	—	—	—

Operating Income	(2)	105	—	103

Equity in earnings of ONEOK Partners	51	—	(51)	—
Other income (expense)	—	27	—	27
Interest expense	(29)	(34)	—	(63)
Minority interest	—	—	(45)	(45)
Income taxes	(6)	(2)	—	(8)

Net Income	$14	$96	$(96)	$14

	Nine Months Ended September 30, 2007
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$317	$—	$317
Distribution	113	—	—	113
Energy Services	130	—	—	130
Other	7	—	—	7

Operating Income	250	317	—	567

Equity in earnings of ONEOK Partners	152	—	(152)	—
Other income (expense)	11	76	—	87
Interest expense	(89)	(99)	—	(188)
Minority interest	—	—	(135)	(135)
Income taxes	(122)	(7)	—	(129)

Net Income	$202	$287	$(287)	$202

-more-

ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK, Inc. and Subsidiaries

Consolidating Income Statement

	Three Months Ended September 30, 2006
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$108	$—	$108
Distribution	(9)	—	—	(9)
Energy Services	22	—	—	22
Other	(1)	—	—	(1)

Operating Income	12	108	—	120

Equity in earnings of ONEOK Partners	50	—	(50)	—
Other income (expense)	7	23	—	30
Interest expense	(29)	(33)	—	(62)
Minority interest	—	—	(48)	(48)
Income taxes	(16)	—	—	(16)

Net Income	$24	$98	$(98)	$24

	Nine Months Ended September 30, 2006
(Unaudited)	ONEOK	ONEOK Partners	Consolidating Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$305	$—	$305
Distribution	69	—	—	69
Energy Services	168	—	—	168
Gain on sale of assets	—	115	—	115
Other	2	—	—	2

Operating Income	239	420	—	659

Equity in earnings of ONEOK Partners	182	—	(182)	—
Other income (expense)	9	73	—	82
Interest expense	(77)	(100)	—	(177)
Minority interest	—	(2)	(183)	(185)
Income taxes	(121)	(26)	—	(147)

Net Income	$232	$365	$(365)	$232

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

(Unaudited)	Nine Months Ended September 30, 2007
(Millions of dollars)
Net income	$202.0
Depreciation and amortization	$84.1
Allowance for funds used during construction	$(0.9)
Distributions received from unconsolidated affiliates	$153.3
Income from equity investments, net	$(151.5)
Deferred income taxes	$61.9
Stock based compensation expense	$20.5
Allowance for doubtful accounts	$12.6

Cash flow, before changes in working capital (a)	$382.0

(a) ONEOK, Inc. stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK, Inc. stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.

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ONEOK Announces Third-quarter 2007 Earnings;

Raises 2007 Guidance

October 31, 2007

ONEOK, Inc. and Subsidiaries	Exhibit A

EARNINGS GUIDANCE*

	Updated 2007 Guidance	Previous 2007 Guidance	Change
	(Millions of dollars, except per unit amounts)
Operating Income
ONEOK Partners	$426	$404	$22
Distribution	172	166	6
Energy Services	205	205	—
Other	—	4	(4)

Operating Income	803	779	24
Other income (expense)	117	117	—
Interest expense, net	(263)	(260)	(3)
Minority interest	(181)	(172)	(9)
Income taxes	(184)	(181)	(3)

Net Income	$292	$283	$9

Net Earnings Per Share, diluted	$2.67	$2.60	$0.07

Average Shares of Common Stock, diluted	109	109	—

Capital Expenditures
ONEOK Partners	$814	$814	$—
Distribution	162	162	—
Other	12	12	—

Total Capital Expenditures	$988	$988	$—

*Amounts shown are midpoints of ranges provided.